Exhibit 99.1

OpenText Buys Documentum

WATERLOO, ON - January 23, 2017 - OpenText™ (NASDAQ: OTEX, TSX: OTC), a global leader in Enterprise Information Management (EIM), today announced that it has completed the closing of the previously announced acquisition of Dell EMC’s Enterprise Content Division, including Documentum.

“Customers are rethinking their enterprise platforms to better compete in the age of digital. EIM is the key platform to enable that transformation, and our acquisition of Documentum and the Enterprise Content Division from DELL EMC significantly strengthens our market leading position,” said OpenText CEO & CTO Mark J. Barrenechea. “We are pleased to welcome 5,000 marquee customers, 2,000 employees and over 300 partners to OpenText. Customers are responding very well to our Release 16 and this acquisition extends our leadership in content services, information archives, key verticals, and the Cloud.”

Financing Details
The purchase price for the acquisition was U.S. $1.62 billion. The sources of funds used were approximately U.S. $650 million of cash on hand, U.S. $585 million net proceeds from an underwritten public offering of OpenText’s common shares, U.S. $254 million net proceeds from a reopening of OpenText’s 5.875% senior notes with the remaining funds drawn under OpenText’s existing revolving credit facility.

Following the public offering of common shares in December 2016 in connection with the acquisition, OpenText had 131,500,448 common shares outstanding as at December 31, 2016, which does not yet reflect the 2-for-1 share split previously announced.  OpenText’s common shares are anticipated to commence trading on a post-split basis on Wednesday, January 25, 2017.

A market and financial update will be provided during the OpenText second quarter fiscal year 2017 financial results call on February 2, 2017.

About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Cautionary Statement Regarding Forward-Looking Statements Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

Notes:  (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:

Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Mateo, CA: (415) 963-0825
gsecord@opentext.com

Kasey Holman
Vice President, Corporate Communications
Open Text Corporation
San Mateo, CA: (650) 302-4191
kholman@opentext.com

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